Exhibit 99.2

CONSENT OF LAU KIN SHING CHARLES

Ray Maple Inc. (the “Company”) intends to file a Registration Statement on Form F-1 (together with any amendments or supplements thereto, the “Registration Statement”) registering securities for issuance in its initial public offering. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as a Director Nominee.

Dated: August 17, 2026

/s/ Lau Kin Shing Charles
Lau Kin Shing Charles